SUB-ITEM 77E:  LEGAL PROCEEDINGS
Since October 2003, Federated
and related entities (collectively,
"Federated"), and various Federated
funds ("Funds"), have been named as
defendants in several class
action lawsuits now pending in the
United States District Court for
 the District of Maryland. The
lawsuits were purportedly filed
on behalf of people who purchased,
owned and/or redeemed shares of
Federated-sponsored mutual funds
during specified periods beginning
November 1, 1998. The suits are
generally similar in alleging that
Federated engaged in illegal and
improper trading practices including
 market timing and late trading in
concert with certain institutional
traders, which allegedly caused
financial injury to the mutual
fund shareholders. These lawsuits
began to be filed shortly after
Federated's first public announcement
that it had received requests for
information on shareholder trading
activities in the Funds from the SEC,
 the Office of the New York State
Attorney General ("NYAG"), and other
authorities. In that
regard, on November 28, 2005,
Federated announced that it had
reached final settlements with the
SEC and the NYAG with respect to
those matters. Specifically, the
SEC and NYAG settled proceedings
against three Federated subsidiaries
involving undisclosed market timing
arrangements and late trading. The
SEC made findings: that
Federated Investment Management
 Company ("FIMC"), an SEC-registered
investment adviser to various Funds,
and Federated Securities Corp., an
SEC-registered broker-
dealer and distributor for the Funds,
violated provisions of the Investment
Advisers Act and Investment Company Act
by approving, but not disclosing, three
market timing
arrangements, or the associated conflict of interest between FIMC and the funds involved in the arrangements, either to other fund shareholders or to the funds' board;
and that Federated Shareholder Services
Company, formerly an SEC-registered
transfer agent, failed to prevent a
customer and a Federated employee from
late trading
in violation of provisions of the
Investment Company Act. The NYAG
found that such conduct violated
provisions of New York State law.
Federated entered into the
settlements without admitting or
denying the regulators' findings.
As Federated previously reported
in 2004, it has already paid approximately
$8.0 million to certain funds
as determined by an independent
consultant. As part of these settlements, Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of an additional $72 million and, among other things, agreed that it would not serve as investment adviser to any registered investment company unless
(i) at least 75%
of the fund's directors are independent
of Federated, (ii) the chairman of each
such fund is independent of Federated,
(iii) no action may be taken by the fund's board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee, respectively, and
(iv) the fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process
by which management fees charged to a fund
 are approved. The settlements are described in Federated's announcement which, along with previous press releases and
related communications on those matters, is available in the "About Us" section of Federated's website at FederatedInvestors.com.
Federated entities have also been named as defendants in several additional lawsuits that are now pending in the United States
 District Court for the Western District of
Pennsylvania, alleging, among other things,
 excessive advisory and Rule 12b-1 fees.
The Board of the Funds retained the law firm of Dickstein Shapiro LLP to represent the Funds in each of the lawsuits described in the preceding two paragraphs.
Federated and the Funds, and their respective counsel, have been defending this litigation, and none of the Funds remains a defendant in any of the lawsuits (though
some could potentially receive any recoveries as nominal defendants). Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.